Exhibit 10.2
ATLANTIC CAPITAL BANCSHARES, INC.
2017 CHANGE IN CONTROL PLAN
EFFECTIVE OCTOBER 19, 2017

SECTION 1.

PURPOSE
The purpose of this Plan is to provide an appropriate measure of protection and security for a Participant in the event that a Change in Control is determined to be in the best interests of the Corporation's shareholders. The Plan is also intended to further the best interests of the Corporation and its shareholders by protecting against the loss or distraction of selected senior officers in the event of a Change in Control.
SECTION 2.

ADMINISTRATON
This Plan shall be administered by the Compensation Committee, which shall have the power and discretion to interpret this Plan and to take such other action in the operation and administration of this Plan as the Compensation Committee deems necessary or appropriate under the circumstances. The Board of Directors shall have the authority to assume administration of the Plan at any time, in whole or in part, and, in such event, references to the “Compensation Committee” shall include the Board of Directors. The Compensation Committee may in its discretion delegate to the Chief Executive Officer or other officers ministerial or other administrative authority under the Plan, subject to the requirements of Applicable Law and any terms and conditions established by the Compensation Committee.
SECTION 3.

PARTICIPATION
3.1.     Senior Officers. The Compensation Committee shall select the individuals who shall (subject to Section 3.2) participate in this Plan, but the Compensation Committee shall only select individuals who at the time of their selection are senior officers of the Corporation or the Bank (as determined by the Compensation Committee). For the avoidance of doubt, those individuals who have been previously designated by the Compensation Committee prior to the Effective Date of this Plan to participate in the Corporation’s Prior Change in Control Plan shall continue to be covered by such Prior Change in Control Plan and their rights under such plan shall not be impacted by the adoption of this Plan unless otherwise determined by the Compensation Committee in accordance with the terms of the Prior Change in Control Plan and agreed to by the individual.
3.2.     Termination of Participation. An individual's status as a Participant will (subject to Section 5.5) terminate only upon his or her Separation from Service outside the Protection Period even if his or her status as a senior officer of the Corporation or the Bank ends before the date he or she has a Separation from Service.

SECTION 4.

DEFINITIONS
In addition to other terms defined herein, the following terms shall have the meanings given:
Affiliate: Means any majority-owned subsidiary or other entity controlled by, controlling or under common control with the Corporation.
Applicable Law: Means any applicable laws, rules or regulations, including the listing or other rules of any applicable stock exchange.
Bank: Means Atlantic Capital Bank and any successor to Atlantic Capital Bank.
Base Salary: Means a Participant's base salary as of the date of the Participant’s Separation from Service.
Beneficiary: Means the person so designated by the Participant on the form provided by the Corporation for this purpose or, if no designation is made or no one so designated survives the Participant, his or her estate.
Board of Directors: Means the Board of Directors of the Corporation (or, where applicable, the Board of Directors of the Bank).
Cash Severance Package: Means:
(a)    an amount equal to 1.5 times the sum of (1) the Participant's Base Salary and (2) his or her annual cash incentive target bonus in effect for the calendar year in which he or she has a Separation from Service; plus
(b)    an amount equal to the Participant's Base Salary times his or her highest annual cash incentive target bonus percentage in effect for the calendar year in which the Participant has a Separation from Service, prorated based on the number of days in such calendar year before the date of his or her Separation from Service.
Cause: Means any of the following:
(a)    the Participant has a Forfeiture Event which harms the Corporation or the Bank in any material respect or has violated in any material respect any restrictive covenants applicable to the Participant in connection with any other matter related to the Corporation or the Bank; or
(b)    the Participant has violated in any willful and material respect the code of ethics and business conduct for officers and employees of the Corporation or the Bank, whichever is applicable, and such code after a Change in Control is consistent in all material respects with the code of ethics and business conduct for the officers and employees of the Corporation or the Bank, whichever is applicable, as in effect immediately before the Change in Control; or
(c)    the Participant has refused to follow in any material respect any reasonable and proper and lawful directive from the Board of Directors of the Corporation or the Bank, whichever is applicable, the CEO or the individual to whom the Participant directly reports; or

(d)    the Participant has been convicted of a felony, which conviction standing alone is reasonably likely to have a material and adverse effect on the business or reputation of the Corporation or the Bank; provided, however, no Separation from Service for a Participant shall be for "Cause" unless (i) there shall have been delivered by the Corporation to the Participant a written notice which sets forth the basis for such alleged "Cause" in reasonable detail, (ii) the Participant after the delivery of such notice shall have had thirty (30) business days from the date of delivery of such notice to address and cure any act or omission which is set forth in such notice as the basis for such alleged "Cause" and (iii) the Participant fails to cure such act or omission before the end of such thirty (30)-business day period. Without in any way limiting the effect of the foregoing, for purposes of the Plan, a Participant’s employment shall also be deemed to have been terminated for Cause if, after the Participant’s employment has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Compensation Committee, a termination for Cause.
CEO: Means the individual who is the Chief Executive Officer of the Corporation.
Change in Control: Means any one of the following:
(a)    a change in any one-year period in the members of the Corporation's Board of Directors or the Bank's Board of Directors such that the members of the Corporation's Board of Directors or the Bank's Board of Directors, whichever is applicable, at the beginning of such one year period no longer constitute a majority of the members of the applicable board at the end of such period unless the nomination for election for each new member of the applicable board was approved by at least two thirds (2/3s) of the individuals who were the members of the applicable board at the beginning of such one year period; or
(b)    any "person" (as that term is used in Section 13(d)(3) or Section 14(d)(2) the Securities Exchange Act of 1934, as amended) in one transaction or in a series of related transactions becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 40% or more the voting power of the Corporation's common stock or the Bank's common stock other than (i) an acquisition directly by or from the Corporation or the Bank, (ii) an initial public offering of the Corporation's common stock or the Bank's common stock, (iii) an acquisition by an employee benefit plan sponsored by the Corporation or the Bank or (iv) any transaction described in subsection (c)(i) through (c)(iii) of this definition of a Change in Control; or
(c)    the consummation of a merger or other corporate transaction involving the Corporation or the Bank unless (i) immediately after such consummation at least 50% of the voting power of the stock of the surviving corporation is held by the persons who were the Corporation's shareholders or the Bank's shareholders, whichever is applicable, immediately before such consummation in substantially the same proportion that they held the voting power of the stock of the Corporation or the Bank, whichever is applicable, immediately before such consummation, (ii) no person holds more than 20% of the voting power of the surviving corporation's stock (other than a person who immediately before such consummation held more than 20% of the voting power of the Corporation's stock or the Bank's stock, whichever is applicable) and (iii) at least 50% of the directors of the surviving corporation were members of the Corporation's Board of Directors or the Bank's Board of Directors, whichever is applicable, immediately before such consummation; or
(d)    the consummation of the sale of substantially all of the assets of the Corporation or the Bank or a liquidation of the Corporation or the Bank.
COBRA Severance Package: Means the reimbursement by the Corporation of the COBRA coverage premiums, if any, paid by the Participant for his or her self-only COBRA coverage each month, which reimbursement shall be made until the first to expire of (i) the 18-month period which starts on the date of the Participant's Separation from Service or (ii) the date the Participant is first eligible to receive at least self-only healthcare coverage from a new employer.
Code: Means the Internal Revenue Code of 1986, as amended.
Compensation Committee: Means the Compensation Committee of the Corporation's Board of Directors or any successor to such committee. It is intended that Compensation Committee members shall be independent under applicable standards to the extent required by Applicable Law.
Corporation: Means Atlantic Capital Bancshares, Inc. and any successor to such corporation or, if there is a Change in Control of Atlantic Capital Bancshares, Inc. or any successor to such corporation as a result of the consummation of a merger or other corporate transaction, the corporation which survives such merger or other corporate transaction. The term “Corporation” may also include the Bank and any other Affiliate, if and to the extent determined by the Compensation Committee.
Forfeiture Event: Means an event described in Exhibit B as a Forfeiture Event.
Golden Parachute Tax: Means the 20% additional tax under Code Section 280G and Code Section 4999 on the payments made to an individual on account of a change in control.
Good Reason: Means any of the following without the Participant’s consent:
(a)    any material diminution in the Participant's position, duties or responsibilities, including any diminution in the reporting relationship with respect to who the Participant directly reports to (unless the change is from reporting directly to the CEO to reporting directly to the next most senior executive officer of the Corporation and such officer reports directly to the CEO) or with respect to the officers or offices or business functions which report directly to the Participant; or
(b)    any material reduction in the Participant's base salary or annual cash incentive bonus opportunity other than as part of a pro-rata reduction effected for the CEO and all other senior officers of the Corporation; or
(c)    any change in the Participant's primary work site if that site is outside a 25-mile radius from his or her primary work site on the date of the Change in Control unless his or her new primary work site is closer to his or her primary residence; or
(d)    the successor to the Corporation or the Bank fails to adopt this Plan in the transaction documents related to a merger or other corporate transaction which constitutes a Change in Control; provided, however, no Separation from Service shall be for "Good Reason" unless (i) there shall have been delivered by the Participant to the Corporation, within sixty (60) business days of the date the Participant has knowledge of the initial existence of any such event (or the date on which the Participant reasonably would be expected to have knowledge of the initial existence of any such event), a written notice which sets forth the basis for such alleged "Good Reason" in reasonable detail, (ii) the Corporation after the delivery of such notice shall have had thirty (30) business days to address and cure any act or omission set forth in such notice as the basis for such alleged "Good Reason" and (iii) the Corporation fails to cure such act or omission before the end of such thirty (30)-business day period.

Participant: Means a senior officer of the Corporation or the Bank who is selected by the Compensation Committee to participate in the Plan.
Plan: Means this Atlantic Capital Bancshares, Inc. 2017 Change in Control Plan (Effective October 19, 2017), as amended from time to time in accordance with Section 6.
Prior Change in Control Plan: Means the Atlantic Capital Bancshares, Inc. Change in Control Plan approved by the Board on July 17, 2014.
Protection Period: Means the period which begins on the date which is 90 days before and ends on the date which 540 days after a Change in Control.
Release: Means a general release which is substantially the same in all material respects as the form of the release attached as Exhibit A to this Plan except that the time period to consider whether to sign the Release may be reduced to the extent consistent with the applicable requirements, if any, of the Older Workers Benefit Protection Act.
Separation from Service: Means a termination of employment which constitutes a permissible payment event under Code Section 409A.
Stock Plan: Means, collectively, the Corporation’s 2015 Stock Incentive Plan, the Corporation’s 2006 Stock Incentive Plan and any other stock incentive plan maintained by the Corporation, in each case as amended and/or restated.
SECTION 5.

PAYMENT OF SEVERANCE PACKAGE
5.1.     Cash Severance.
(a)    Separation from Service. If during the Protection Period a Participant has a Separation from Service by reason of a termination of his or her employment by the Corporation or the Bank without Cause or a resignation of employment by the Participant for Good Reason, the Corporation shall (subject to Section 5.4 and Section 5.5) pay the Cash Severance Package in accordance with this Section 5.1, less applicable withholdings.
(b)    Timing. The payments described in Section 5.1(a) shall (subject to Section 5.4 and Section 5.5) be made by the Corporation in equal or substantially equal installments on each regular pay day for the Corporation's officers in the 12-month period which starts as of the date the Participant has a Separation from Service.
(c)    Beneficiary. If the Participant dies before the Cash Severance Package has been paid in full, any unpaid part of the Cash Severance Package will continue to be paid to his or her Beneficiary at the same time and in the same amounts as the payments would have been made to the Participant.
5.2.     COBRA Severance Package.
(a)    Reimbursement. If during the Protection Period a Participant has a Separation from Service by reason of a termination of his or her employment by the Corporation or the Bank without Cause or a resignation of employment by the Participant for Good Reason, the Corporation shall (subject to Section 5.4 and Section 5.5) make the reimbursements called for under the COBRA Severance Package in accordance with the Corporation's standard expense reimbursement policy for executives; provided, however, for purposes of complying with Code Section 409A, (1) a claim for reimbursement shall be paid by the Corporation within thirty (30) days following the date that the Corporation receives the properly completed claim for reimbursement if, and only if, the Corporation receives such claim before December 1 of the calendar year immediately following the calendar year in which the COBRA premium is paid by the Participant, (2) in no event will the reimbursement for the COBRA premiums for one calendar affect the reimbursement of COBRA premiums for any other calendar year and (3) in no event will a Participant's right to reimbursement be subject to liquidation or exchange for another benefit.
(b)    Death. The reimbursements called for in this Section 5.2 will stop with the reimbursement of the last COBRA premium paid by the Participant before his or her death.
5.3.     Outstanding Equity Grants and LTIP Awards.
(a)    Separation from Service. Subject to the terms of the applicable Stock Plan, if during the Protection Period a Participant has a Separation from Service by reason of a termination of his or her employment by the Corporation or the Bank without Cause or a resignation of employment by the Participant for Good Reason, then (1) the Participant's right to exercise any and all then outstanding stock option, warrant, restricted stock and other equity grants made to the Participant by the Corporation and the Bank shall (subject to Section 5.4 and Section 5.5) vest 100% at his or her Separation from Service and (2) the Participant's right to receive any then outstanding long term incentive plan awards shall (subject to Section 5.4 and Section 5.5) vest 100% and shall be paid at "target" in cash or shares of the Company’s common stock (as determined in the Board’s or the Compensation Committee’s discretion) when, and if, permissible under Section 5.4.
(b)    Death. If a Participant dies on or after his or her Separation from Service while any stock option, restricted stock and other equity grants described in Section 5.3(a) are outstanding, the Participant's vested interest in such grants shall pass to such person or persons as provided in the respective grants. If a Participant dies on or after his or her Separation from Service and before his or her long term incentive plan awards have been paid pursuant to Section 5.3, any payment then due pursuant to Section 5.3 shall be made to his or her Beneficiary.
5.4.     Release.
(a)    Delivery. The Corporation shall have the right to require a Participant to timely sign a Release as a condition to the receipt of any payments or benefits under this Plan.
(b)    Deadlines. The Release shall set forth the number of days which the Participant shall have to consider whether to sign and return the Release and the number of days which the Participant shall have to revoke a Release which he or she has signed. If the Participant fails to sign and return the Release to the Corporation before the end of the period he or she has to consider signing the Release or if the Participant revokes the Release before the end of period he or she has to revoke the Release, the Participant shall forfeit any right to any payments or benefits under this Plan.
(c)    Payments and Benefits. Provided that the Release shall have become irrevocable, and unless otherwise provided under the Plan, the payments and benefits called for under this Plan shall be paid or made available no later than the end of the sixty two (62) day period which starts of the date of the Participant's Separation from Service and, to the extent permissible under Code Section 409A, may be paid or made available before the end of such period. When payments are first to be made under this Section 5.4(c) or benefits are first to be made available under this Section 5.4(c), any payments or benefits which had been withheld pending the Release becoming irrevocable shall be included as part of the first payment or shall be made available when benefits are first made available.
5.5.     Forfeiture Event. If a Participant has a Forfeiture Event, the Participant's participation in this Plan will immediately terminate as of the date of such Forfeiture Event, and he or she as of the date of such Forfeiture Event will forfeit any right to any further payments or benefits under this Plan. All payments made and benefits provided under this Plan shall be made or provided subject to the condition that there has been no such Forfeiture Event, a Participant by accepting any payments or benefits under this Plan shall be deemed to represent to the Corporation that there has been no such Forfeiture Event and the Corporation shall have the right to recoup any payments and benefits provided under this Plan after the date of such a Forfeiture Event. Further, the Corporation shall have the right to suspend payment of benefits under the Plan in the event that the Corporation believes that a Forfeiture Event has or may have occurred.
5.6.     Golden Parachute Tax. If the Corporation's accounting firm determines that the Cash Severance Package, the COBRA Severance Package, the benefits under Section 5.3 and any other payments or benefits payable to a Participant upon a Change in Control will if paid in full trigger the Golden Parachute Tax, the Compensation Committee will reduce the Cash Severance Package, the COBRA Severance Package, the benefits under Section 5.3, other payments or benefits payable to the Participant, or some combination of the foregoing, to the extent required to eliminate the tax or, if the Participant would after paying the Golden Parachute Tax be financially better off being paid the full Cash Severance Package, the full COBRA Severance Package, the full benefits under Section 5.3 and other payments or benefits payable to the Participant, all of the foregoing will be paid in full.
SECTION 6.

AMENDMENT OR TERMINATION
The Plan may be amended or terminated in any respect by action of the Board or the Compensation Committee; provided that, (i) in connection with or in anticipation of a Change in Control (as determined by the Board of Directors or the Committee prior to a Change in Control), the Plan may not be amended or terminated in any manner that would materially adversely affect the outstanding rights of a Participant without his or her consent, and (ii) following a Change in Control, the Plan shall continue in full force and effect and shall not terminate, expire or be materially amended in a manner that would materially adversely affect the outstanding rights of Participants until after all Participants who become entitled to any payments hereunder shall have received such payments in full pursuant to Section 5, unless such Participant consents to such termination, expiration or amendment.
SECTION 7.

MISCELLANEOUS
7.1.     Effective Date. The effective date of this Plan shall be October 19, 2017.
7.2.     Disputes. Any legal action based on, arising out of, or relating to this Plan shall be brought exclusively in the federal or state courts in or for Fulton County, Georgia. The Corporation and the Bank each consent, and waive any objections, to personal jurisdiction and venue in these courts, and each Participant by virtue of his or her participation in this Plan shall be deemed to consent, and waive any objections, to personal jurisdiction and venue in these courts. If the Participant is the prevailing party in any such action, the Participant shall be entitled to recover from the Corporation or from the Bank his or her reasonable attorneys' fees and all other reasonable costs and expenses incurred by the Participant in connection with such action, and in the event the Corporation or the Bank is the prevailing party in any such action, the Corporation and/or the Bank should be entitled to recover from the Participant its or their reasonable attorneys’ fees and all other reasonable costs and expenses incurred by the Corporation and/or the Bank, as applicable, in connection with such action.
7.3.     No Assignment. Neither a Participant nor a Beneficiary shall have the right to assign or otherwise transfer to any person any rights whatsoever which he or she might have under this Plan.
7.4.     Governing Law. This Plan, including the exhibits hereto, shall be construed in accordance with and be governed by the laws of the State of Georgia without respect to any conflict of law rules which would require the application of the laws of another state or jurisdiction.
7.5.     Headings. The headings for the provisions of this Plan are set forth for convenience of reference and shall not be used to affect in any way the meaning or interpretation of any provision of this Plan.
7.6.     General; Unsecured Creditor Status; No Fiduciary. The status of a Participant's claim against the Corporation for a benefit under this Plan shall be the same as the status of a claim by a general and unsecured creditor of the Corporation, and any benefits payable under this Plan shall be paid solely from the Corporation's general assets. Nothing in the Plan shall create any fiduciary relationship between the Corporation and its Affiliates, officers and agents and any Participant or other person.
7.7.     Tax Withholding; No Interest. The Corporation shall have the right to make such tax withholding from the benefits paid under this Plan as required under Applicable Law. No interest shall be payable on amounts due under the Plan.
7.8.     Not Subject to ERISA. The Plan does not require an ongoing administrative scheme and, therefore, is intended to be a payroll practice which is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, if it is determined that the Plan is subject to ERISA, (i) it shall be considered to be an unfunded plan maintained by the Corporation primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”), and (ii) it shall be administered in a manner which complies with the provisions of ERISA that are applicable to top-hat plans.
7.9.     Compliance with Applicable Law: The Corporation may impose such restrictions on any benefits provided under the Plan as may be required under Applicable Law or as the Compensation Committee may deem advisable. Notwithstanding any other Plan provision to the contrary, the Corporation shall not be obligated to make any distribution of benefits or take any other action unless such distribution or action is in compliance with Applicable Law.
7.10.     Compliance with Recoupment, Ownership and Other Policies or Agreements: Notwithstanding anything in the Plan to the contrary, and without limiting in any way the effect of Section 5.5 herein, the Compensation Committee may, at any time, in its discretion provide that benefits payable under the Plan shall be forfeited and/or recouped if the Participant, during employment or service or following termination of employment or service for any reason, engages in certain specified conduct, including but not limited to violation of policies of the Corporation or an Affiliate, breach of non-solicitation, noncompetition, confidentiality or other restrictive covenants, or other conduct by the Participant that is determined by the Compensation Committee to be detrimental to the business or reputation of the Corporation or any Affiliate. In addition, without limiting the effect of the foregoing, as a condition to participation in the Plan and receipt or retention of any benefit under the Plan, the Compensation Committee may, at any time, require that a Participant agree to abide by any equity retention policy, stock ownership guidelines, compensation recovery policy and/or other policies adopted by the Corporation or an Affiliate, each as in effect from time to time and to the extent applicable to the Participant. Further, each Participant shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply under Applicable Law.
7.11.     Code Section 409A. Notwithstanding any other provision in the Plan to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Plan or any award granted under the Plan, it is the general intention of the Corporation that the Plan shall, to the extent practicable, be construed in accordance therewith. Deferrals pursuant to an award otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are permitted by the Compensation Committee and structured to be in compliance with or exempt from Code Section 409A. Without in any way limiting the effect of the foregoing, (i) in the event that Code Section 409A requires that any special terms, provision or conditions be included in the Plan, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan, and (ii) terms used in the Plan shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that the Plan shall be deemed not to comply with Code Section 409A, then neither the Corporation, the Bank, the Board, the Compensation Committee nor its or their designees or agents shall be liable to any participant or other persons for actions, decisions or determinations made in good faith. Notwithstanding any provision to the contrary in the Plan, if a Participant is deemed on the date of his or her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Code Section 409A(a)(2)(B), the portion, if any, of such payment so required to be delayed shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his or her “separation from service,” or (ii) the date of his or her death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section shall be paid to the Participant (within 30 days of the expiration of the Delay Period) in a lump sum, and any remaining payments shall be made as provided in the Plan and in a manner in accordance with Code Section 409A. Whenever payments under the Plan are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A.
7.12.     Legality, Severability, and Modification. The Corporation, the Bank and the Participant covenant and agree that the provisions contained herein (expressly including Exhibit B) are reasonable and are not known or believed to be in violation of any federal, state, or local law, rule or regulation. It is the reasonable intent and expectation of the Corporation, the Bank and the Participant that the covenants shall be enforced in accordance with their terms. However, in the event a court of competent jurisdiction finds any provision herein (or subpart thereof) (expressly including those contained in Exhibit B) to be void or unenforceable, the Corporation, the Bank and the Participant agree that the court shall modify the provision(s) (or subpart(s) thereof) to make the provision(s) (or subpart(s) thereof) and this Plan valid and enforceable to the fullest extent permitted by Applicable Law. Any illegal or unenforceable provision (or subpart thereof), or any modification by any court, shall not affect the remainder of this Plan, which shall continue at all times to be valid and enforceable in accordance with its terms.
7.13.     Entire Agreement. The Plan and the exhibits thereto constitute the entire understanding between the parties regarding the subject matters addressed herein and supersede any prior oral or written agreements, promises, representations, warranties or inducements between or by the parties with regard thereto.

7.14.     Acknowledgement. A Participant’s participation in the Plan and receipt of any benefits by the Participant or anyone claiming through him is, unless the Compensation Committee determines otherwise, subject to the Participant’s timely execution and return of an “Acknowledgment of Plan Terms and Participation” substantially similar to the form of Acknowledgment attached hereto as Exhibit C.
ATLANTIC CAPITAL BANCSHARES, INC.
BY: /s/ Douglas L. Williams
Douglas L. Williams
TITLE: Chief Executive Officer
DATE: October 19, 2017

EXHIBIT A
GENERAL RELEASE
I, ________________________, as an express condition of receiving the Cash Severance Package and other valuable benefits under the 2017 Change in Control Plan (Effective October 19, 2017) (the “CIC Plan”) of Atlantic Capital Bancshares, Inc. (the “Corporation”), hereby freely and voluntarily enter into this General Release. Unless otherwise indicated below, all capitalized terms in this General Release shall have the meanings set forth in the CIC Plan.
1.I understand that any payments or benefits paid or granted to me under the CIC Plan, including the Cash Severance Package, constitute consideration for signing and not revoking this General Release and are not salary, wages, benefits, or other consideration to which I was otherwise entitled. I understand and agree that I will not receive any of these payments or benefits, including the Cash Severance Package, unless I sign this General Release and do not revoke it within the time periods stated below.
2.    I knowingly and voluntarily, on behalf of myself and my spouse, heirs, executors, administrators, and assigns (collectively with me, the “Releasors”), release and forever discharge the Corporation, all of its subsidiaries and affiliates, including but not limited to Atlantic Capital Bank (the “Bank”), and all of their respective current and former officers, directors, members, employees, insurers, representatives, agents, and assigns (collectively with the Corporation and the Bank, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any kind or nature whatsoever, whether in law and in equity, whether KNOWN OR UNKNOWN, suspected or unsuspected, from the beginning of time through the effective date of this General Release, which I or any of the other Releasors have or may have against the Corporation or the Bank or any of the other Released Parties, including arising out of, based on, or in connection with my employment with the Corporation or the Bank or the termination of such employment, including any allegation, claim or violation arising under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Civil Rights Act of 1991, as amended (the “1991 Act”); the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (the “ADEA”); the Equal Pay Act of 1963, as amended (the “EPA”); the Americans with Disabilities Act of 1990, as amended (the “ADA”); the Family and Medical Leave Act of 1993 (the “FMLA”); the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Corporation or the Bank, or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (collectively the “Claims” and individually a “Claim”).
3.    I represent and warrant that I have not sold, assigned, or otherwise transferred any of the Claims to any other person or entity.
4.    I understand and acknowledge that this General Release does not waive or release any rights or claims that I may have under the ADEA that arise after the date I sign this General Release.
5.    I further understand and acknowledge that I am not waiving any right that cannot be waived under applicable law, including the right to file a charge, complaint, or claim with, or to participate in any investigation or proceeding by, any governmental agency, including the Equal Employment Opportunity

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Commission; provided, however, that, except as provided in the following sentence or as otherwise required by applicable law, I disclaim any right to share or participate in any monetary award or other individual relief resulting from any such charge, complaint, claim, investigation, or proceeding. Notwithstanding the foregoing, (i) nothing in the CIC Plan or this General Release prohibits me from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law and regulation, (ii) I do not need the prior authorization of the Bank to make any such reports or disclosures, and I am not required to notify the Bank that I have made such reports or disclosures; and (iii) the CIC Plan and this General Release do not limit my right to seek and obtain an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, I will not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation or law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade section information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
6.    In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Corporation would not have agreed to provide the Cash Severance Package or other benefits under the CIC Plan. I further agree that in the event I bring a Claim against the Corporation or any of the other Released Parties, or in the event I seek to recover against the Corporation or any of the other Released Parties for any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by applicable law. I further represent and warrant that I am not aware of any pending legal action or administrative proceeding in which any of the Claims have been alleged or threatened.
7.    I agree that neither this General Release nor the availability of the Cash Severance Package or other benefits under the CIC Plan shall be deemed or construed at any time to be an admission by the Corporation or the Bank or any of the other Released Parties of any unlawful or improper conduct or wrongdoing of any kind or nature whatsoever.
8.    Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish or in any way affect any rights or claims arising out of any breach by the Corporation of the CIC Plan after the effective date of this General Release.
9.    Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this

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General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
10.    This General Release shall be governed by the laws of the State of Georgia except to the extent that its choice of laws rules would call for the application of the laws of another state.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT, ACKNOWLEDGE, AND AGREE THAT:
(a)    I HAVE READ IT CAREFULLY;
(b)    I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER TITLE VII, THE 1991 ACT, THE ADEA, THE ADA, AND THE FMLA;
(c)    I HAVE BEEN OR AM HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
(d)    I HAVE BEEN GIVEN AT LEAST 45 DAYS FROM MY RECEIPT OF THIS GENERAL RELEASE TO CONSIDER IT BUT I AM FREE TO ELECT TO SIGN IT SOONER;
(e)    ANY CHANGES TO THIS GENERAL RELEASE SINCE I INITIALLY RECEIVED IT ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL THEREFORE NOT RESTART THE REQUIRED 45 DAY CONSIDERATION PERIOD;
(f)    I HAVE 7 DAYS AFTER I SIGN THIS GENERAL RELEASE TO REVOKE IT IN WRITING (HAND DELIVERED, FAXED, OR POSTMARKED TO _________________), AND THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED WITHOUT ME REVOKING IT;
(g)    I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY; AND
(h)    THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED, OR MODIFIED EXCEPT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE CORPORATION AND ME.
DATE:

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EXHIBIT B
“FORFEITURE EVENT”
For purposes of this Exhibit B the term “Bank” shall include both the Corporation and the Bank, and a “Forfeiture Event” shall be any one or more than one of the following:
Section 1    Confidential Information and Trade Secrets.
(a)    During a Participant’s employment by the Bank, the Bank shall disclose, or has already disclosed, to a Participant for use in his or her employment, and a Participant will be provided access to and otherwise will make use of, acquire, create, or add to certain valuable, unique, proprietary, and secret information of the Bank (whether tangible or intangible and whether or not electronically kept or stored), including financial statements, drawings, designs, manuals, business plans, processes, procedures, formulas, inventions, pricing policies, customer and prospect lists and contacts, contracts, sources and identity of vendors and contractors, financial information of customers of the Bank, and other proprietary documents, materials, or information indigenous to the Bank, relating to its businesses and activities, or the manner in which the Bank does business, which is valuable to the Bank in conducting its business because the information is kept confidential and is not generally known to the Bank’s competitors or to the general public (“Confidential Information”); provided, however, Confidential Information shall not include information generally known or easily obtained from public sources or public records, unless a Participant causes the Confidential Information to become generally known or easily obtained from public sources or public records.
(b)    To the extent that the Confidential Information rises to the level of a trade secret under applicable law, then a Participant shall, during the Participant’s employment and for so long as the Confidential Information remains a trade secret under applicable law (or for the maximum period of time otherwise allowed by applicable law) have a Forfeiture Event if he or she (i) fails to protect and maintain the confidentiality of such trade secrets or (ii) discloses, copies, or uses any such trade secrets without the Bank’s prior written consent, except as necessary in the Participant’s performance of the Participant’s duties while employed with the Bank.
(c)    To the extent that the Confidential Information does not rise to the level of a trade secret under applicable law, a Participant shall have a Forfeiture Event during the Participant’s employment and for a period of one year following any voluntary or involuntary termination of employment (whether by the Bank or the Participant), (i) if the Participant fails to protect and maintain the confidentiality of the Confidential Information or (ii) discloses, copies, or uses any Confidential Information without the Bank’s prior written consent, except as necessary in the Participant’s performance of the Participant’s duties while employed with the Bank.
(d)    Notwithstanding the foregoing, (i) nothing in the Plan prohibits a Participant from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law and regulation, (ii) a Participant does not need the prior authorization of the Bank to make any such reports or disclosures, and a Participant is not required to notify the Bank that he or she has made such reports or disclosures; and (iii) the Plan does not limit a Participant’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, a Participant will not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation or law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade section information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
Section 2    Return of Property of the Bank. Upon any voluntary or involuntary termination of a Participant’s employment or at any other time upon request of the Bank, the Participant shall have a Forfeiture Event if he or she fails to immediately return to the Bank all property of the Bank (including, without limitation, all documents, electronic files, records, computer disks or other tangible or intangible things that may or may not relate to or otherwise comprise Confidential Information or trade secrets (as defined by applicable law) that the Participant created, used, possessed or maintained while working for the Bank from whatever source and whenever created, including all reproductions or excerpts thereof. This Section 2 does not apply to purely personal documents of the Participant, but it does apply to business calendars, Rolodexes, customer lists, contact sheets, computer programs, disks and their contents and like information that may contain some personal matters of the Participant.
Section 3    Non-Diversion of Business Opportunity. During a Participant’s employment with the Bank and consistent with a Participant’s duties and fiduciary obligations to the Bank, a Participant shall have a Forfeiture Event if he or she (a) fails to disclose to the Bank any business opportunity that comes to the Participant’s attention during the Participant’s employment with the Bank and that relates to the business of the Bank or otherwise arises as a result of the Participant’s employment with the Bank and/or (b) takes advantage of or otherwise diverts any such opportunity for the Participant’s own benefit or that of any other person or entity without prior written consent of the Bank.
Section 4    Non-Solicitation of Customers. A Participant shall have a Forfeiture Event if, during the Participant’s employment and for a period of twelve (12) months following any employment termination, the Participant, directly or indirectly, contacts, solicits, diverts, appropriates, or calls upon, with the intent of doing business with, the customers or clients of the Bank with whom the Participant has had material contact during the last year of the Participant’s employment with the Bank, including prospects of the Bank with whom the Participant had such contact during such last year of the Participant’s employment, if the purpose of such activity is either (a) to solicit such customers or clients or prospective customers or clients for a Competitive Business (as defined in Section 5 of this Exhibit B), including, without limitation, any Competitive Business started by the Participant or (b) to otherwise encourage any such customer or client to discontinue, reduce, or adversely alter the amount of its business with the Bank.
Section 5    Competitive Business. A “Competitive Business” for purposes of this Exhibit B is an enterprise that is in the business of offering banking products and/or services, which services and/or products are similar or substantially identical to those offered by the Bank during the Participant’s employment with the Bank.
Section 6    Non-Piracy of Employees. A Participant shall have a Forfeiture Event if, during the Participant’s employment and for a period of twelve (12) months following any employment termination, the Participant, directly or indirectly: (a) solicits, recruits, or hires (or attempts to solicit, recruit, or hire) or otherwise assists anyone in soliciting, recruiting, or hiring, any employee or independent contractor (which shall not include non-exclusive outside vendors) of the Bank who performed work for the Bank within the United States of America within the last six (6) months of the Participant’s employment with the Bank or

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who was otherwise engaged by or employed with the Bank at the time of such termination of employment of the Participant or (b) otherwise encourages, solicits, or supports any such employees or independent contractors to leave their employment or engagement with the Bank, in either case until such employee or contractor has been terminated or separated from the Bank for at least twelve (12) months.
Section 7     Non-Compete. A Participant shall have a Forfeiture Event if, during the Participant’s employment and for a period of twelve (12) months following any employment termination, the Participant, directly or indirectly, competes with the Bank, as an officer, director, member, principal, partner, shareholder (other than a shareholder in a company that is publicly traded and so long as such ownership is less than five percent), owner, manager, supervisor, administrator, employee, consultant, or independent contractor, by working in the Territory (as defined in this Section 7) for or as a Competitive Business in the Territory, in a capacity in which the Participant provides services that are identical or substantially similar to the services the Participant provided on behalf of the Bank. The “Territory” shall be defined as (i) the following counties in the State of Georgia: Barrow; Bartow; Butts; Carroll; Cherokee; Clayton; Cobb; Coweta; Dawson; DeKalb; Douglas; Fayette; Forsyth; Fulton; Gwinnett; Haralson; Heard; Henry; Jasper; Lamar; Meriwether; Newton; Paulding; Pickens; Pike; Rockdale; Spalding; and Walton, as well as (ii) the area within the city limits of Chattanooga, Tennessee, Knoxville, Tennessee, and Charlotte, North Carolina, as well as (iii) each county within which any part of the city limits of Chattanooga, Tennessee, Knoxville, Tennessee, and Charlotte, North Carolina are located, as well as (iv) the counties (including those in adjacent states, if any) that are immediately contiguous to the counties referenced in subpart (iii), as well as (v) any counties of any state in which the Bank, at the time of termination of Participant’s employment, is operating or providing services; provided, however, that the Territory described herein is a good faith estimate of the geographic area that is now applicable or that may be applicable at the termination of Participant’s employment as the area in which the Bank does or will do business during the term of Participant’s employment, and the Bank and Participant agree that this non-compete covenant shall ultimately be construed to cover only so much of such estimate as relates to the geographic areas in which the Bank does business within the two-year period preceding termination of Participant’s employment.
Section 8    Post-Termination Cause Determination. A Participant shall also have a Forfeiture Event if, following the Participant’s Separation from Service, the Compensation Committee determines that the Participant, while employed by or in service to the Bank, engaged in conduct which would constitute a “Cause” termination under the terms of the Plan without respect to any notice and cure requirements.

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EXHIBIT C
ACKNOWLEDGMENT OF PLAN TERMS AND PARTICIPATION

I, ______________________, acknowledge that I understand that I have been selected by the Compensation Committee of the Board of Directors of Atlantic Capital Bancshares, Inc. (the “Corporation”) to participate in the Atlantic Capital Bancshares, Inc. 2017 Change in Control Plan (Effective October 19, 2017), including any exhibits to the Plan (specifically including but not limited to Exhibit B/Forfeiture Events) (collectively, the “Plan”), and I acknowledge that I have received a copy of the Plan. I further acknowledge and agree to abide by the terms and conditions of the Plan and understand that my receipt of benefits, if any, under the Plan is subject to my compliance with the terms and conditions of the Plan, including but not limited to those contained in Exhibit B.

Signature: ____________________
Printed Name: _________________
Date: _________________________